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                                                                     Exhibit 5.1

                                                              September 16, 1998



Highwaymaster Communications, Inc.
16479 Dallas Parkway, Suite 710
Dallas, Texas  75248

Ladies and Gentlemen:

                  As set forth in the Registration Statement on Form S-3 (Commission File No. 333- 57281) (the "Registration Statement") filed by HighwayMaster Communications, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) 125,000 warrants (the "Warrants") to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued pursuant to the Warrant Agreement, dated as of September 23, 1997 (the "Warrant Agreement"), between the Company and Bear Stearns & Co. Inc. and Smith Barney Inc., (ii) 820,750 shares of Common Stock (the "Warrant Shares") that may be issued from time to time by the Company upon the exercise of the Warrants and
(iii) 2,723,468 shares of Common Stock (the "Additional Shares") that may be sold by the Selling Stockholders identified in the Registration Statement (the "Selling Stockholders"), certain legal matters in connection with the Warrants, the Warrant Shares and the Additional Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

                  In my capacity as general counsel of the Company, I have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of certain factual matters contained in such certificates.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:




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                                  -2-                        September 16, 1998



                  1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

                  2. The Warrants are duly authorized and validly issued in accordance with the terms of the Warrant Agreement.

                  3. The issuance of the Warrant Shares has been duly authorized by all necessary corporate action on the part of the Company, and when the Warrant Shares are issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement against payment of the consideration therefor, they will be validly issued, fully paid and nonassessable.

                  4. The Additional Shares to be sold by the Selling Stockholders are duly authorized, validly issued, fully paid and nonassessable.

                  The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

                  I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                         Very truly yours,


                                         /s/ WESLEY E. SCHLENKER


                                         GENERAL COUNSEL